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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
Park Federal Savings Bank


We consent to the use in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission and Form AC filed with the Office of Thrift Supervision on June 14, 1996, of our report dated January 19, 1996, on the financial statements of Park Federal Savings Bank and Subsidiaries for the year ended December 31, 1995. We also consent to the reference to us under the headings "The Conversion - Tax Aspects", "Experts", and "Legal and Tax Opinions" in this Registration Statement on Forms S-1 and AC.



                                             /s/ Crowe, Chizek and Company LLP

                                             Crowe, Chizek and Company LLP

Oak Brook, Illinois
June 14, 1996